Exhibit 99.1

New York Community Bancorp, Inc. Reports Fourth Quarter And Full-Year 2020 Diluted EPS Of $0.39 And $1.02, On A GAAP Basis; $0.27 And $0.87 On A Non-GAAP Basis

CONTINUED DOUBLE-DIGIT NET INTEREST MARGIN EXPANSION, A 23% INCREASE IN PRE-PROVISION NET REVENUE AND STRONG LOAN ORIGINATIONS

BOARD OF DIRECTORS DECLARES A $0.17 DIVIDEND PER COMMON SHARE

WESTBURY, N.Y., Jan. 27, 2021 /PRNewswire/ --

Fourth Quarter and Full-Year 2020 Summary
•	Earnings:
-

Diluted GAAP EPS of $0.39, up 70% compared to the third quarter of this year and up 95% compared to the fourth quarter of last year; full-year 2020 GAAP EPS were $1.02, up 32% compared to full-year 2019.

-

Diluted fourth quarter GAAP EPS includes a $55.3 million tax benefit related to certain provisions of the CARES Act; excluding this benefit, fourth quarter non-GAAP diluted EPS were $0.27, up 17% compared to the prior quarter and up 35% compared to the year-ago quarter.  For the full year, non-GAAP diluted EPS were $0.87, up 13% compared to the prior year. This excludes full year tax benefit of $68.4 million.

-

Pre-provision net revenue totaled $189.4 million for the fourth quarter, up 13% relative to the prior quarter and up 42% relative to the year-ago quarter; full year pre-provision net revenue was $650.0 million, up 23% compared to the prior year. (1)

-

Net income available to common shareholders for the fourth quarter was $181.5 million, up 69% compared to the previous quarter and up 95% compared to the year-ago fourth quarter; non-GAAP net income available to common shareholders for the fourth quarter was $126.1 million, up 17% and 36%, respectively.

	-	The fourth quarter efficiency ratio improved to 41.36% compared to both the previous and year-ago quarters.
	-	The fourth quarter provision for credit losses declined 15% to $11.0 million compared to the previous quarter.
•	Net Interest Margin/Income:
	-	The net interest margin increased 18 bp to 2.47% compared to the previous quarter and was up 43 bp compared to the year-ago fourth quarter.
-

Prepayment income added 17 bp to the NIM during the fourth quarter, up eight bp compared to the previous quarter.  Excluding the impact from prepayments, the NIM on a non-GAAP basis would have been up 10 bp to 2.30% compared to the previous quarter.

-

Net interest income for the fourth quarter increased 9% to $307.9 million compared to the third quarter and up 27% compared to the fourth quarter of last year.  For 2020, net interest income was $1.1 billion, up 15% compared to 2019.

•	Balance Sheet:
	-	Total loans held for investment increased $989.4 million to $42.9 billion at December 31, 2020, up 2% compared to December 31, 2019.
	-	Multi-family loans increased $1.1 billion or 3% for the full year and $136.8 million during the fourth quarter.
	-	Specialty finance loans and leases rose $439.2 million or 17% for the full year and were relatively unchanged compared to the previous quarter.
	-	Total deposits of $32.4 billion increased compared to both the previous quarter and year-end 2019. CD balances declined while all other deposit categories grew.
•	Asset Quality:
	-	At year-end 2020, full-payment loan deferrals declined to $83.6 million representing 0.2% of total loans compared to $6.1 billion or 14.4% of total loans at June 30, 2020.
-

Non-performing assets, excluding non-performing taxi medallion-related assets, were $21.0 million or 0.04% of total assets compared to $22.9 million or 0.04% of total assets during the previous quarter.

	-	The ALLL rose $46.4 million to $194.0 million at year-end 2020 compared to the previous year end and represents 513.55% of non-performing loans and 0.45% of total loans as of December 31, 2020.
•	Capital Position at December 31, 2020:
	-	Common Equity Tier 1 Capital Ratio was 9.72%.
	-	Tier 1 Risk-Based Capital Ratio was 10.95%.
	-	Total Risk-Based Capital Ratio was 12.97%.
	-	Leverage Capital Ratio was 8.52%.

(1)

Pre-provision net revenue is a non-GAAP measure, but we believe it is relevant to understanding the Company's financial results in light of the implementation of CECL and the economic impact of COVID-19.

New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today reported net income for the three months ended December 31, 2020 of $189.7 million, up 64% compared to the $115.8 million we reported for the three months ended September 30, 2020 and up 87% compared to the $101.2 million we reported for the three months ended December 31, 2019. Our fourth quarter and full-year 2020 results were impacted by a $55.3 million and a $68.4 million, respectively, income tax benefit related to the CARES Act. Excluding this benefit, net income on a non-GAAP basis for the three months ended December 31, 2020 was $134.4 million up 16% and 33%, respectively. For the twelve months ended December 31, 2020, net income totaled $511.1 million, up 29% compared to the $395.0 million we reported for the twelve months ended December 31, 2019. On a non-GAAP basis, full-year 2020 net income was $442.7 million, up 12% compared to full-year 2019.

Net income available to common shareholders for the fourth quarter of 2020 totaled $181.5 million, up 69% compared to the $107.6 million we reported in the third quarter of 2020 and up 95% compared to the fourth quarter of 2019. Net income available to common shareholders on a non-GAAP basis for the fourth quarter of 2020 was $126.1 million, up 17% and 36%, respectively. For the twelve months ended December 31, 2020, net income available to common shareholders was $478.3 million, up 32% compared to the previous year. On a non-GAAP basis, net income available to common shareholders totaled $409.9 million, up 13% compared to full-year 2019.

On a per share basis, the Company reported diluted EPS of $0.39 for the fourth quarter of 2020, up 70% compared to the $0.23 we reported in the prior quarter and up 95% compared to the year-ago quarter. Diluted EPS on a non-GAAP basis were $0.27, up 17% compared to the prior quarter and up 35% compared to the year-ago quarter. For full-year 2020, diluted EPS were $1.02 up 32% compared to the $0.77 we reported for full-year 2019. Non-GAAP full-year 2020 diluted EPS were $0.87 per share, up 13% compared to full-year 2019.

Commenting on the Company's performance, President and Chief Executive Officer Thomas R. Cangemi stated: "Overall, we are pleased with our performance during 2020. Despite a challenging operating environment due to the COVID-19 pandemic, the Company produced strong operating results characterized by double-digit EPS growth, continued margin expansion, a strong 23% increase in pre-provision net revenue, and strong origination growth. Loan growth was modest, but this was offset by solid prepayment income. Also, despite a small uptick in operating expenses during the fourth quarter, full-year operating expenses were flat, resulting in a lower efficiency ratio.

"Our asset quality metrics continued to improve as non-performing assets declined and, to date, our loan deferral program has proven to be successful, as virtually all loans eligible to come off deferral have returned to payment status.

"Another positive was the continued improvement in the net interest margin during the current quarter. Excluding the impact of prepayment income, the fourth quarter NIM on a non-GAAP basis was 2.30%, up 10 basis points compared to the third quarter and was up 23 basis points to 2.13% for the full year. Since bottoming during the third quarter of 2019, our non-GAAP NIM has risen 42 basis points.

"The positives weren't limited to our financial performance. Operationally, we also had a very strong year. In 2020, we completed the largest systems conversion in our history, shifted our lenders to a new paperless desktop origination platform, allowing them to process loans without interruption, moved nearly all of our back-office employees to working remotely, and continued to service our customers through our branches and through on-line channels. All of this occurred without disruptions to our customers or our business. Moreover, the fact that this occurred while the country and New York City were still suffering from the impact of the pandemic is a testament to our employees' commitment to the Company. I could not be more proud of how our entire organization came together and rose to the challenge. So a big collective thank you goes out to every one of our 3,000 employees throughout the franchise.

"Lastly, reflecting our earnings growth, capital position, and asset quality metrics, yesterday, our Board of Directors declared a quarterly cash dividend on our common stock of $0.17 per share."

DIVIDEND DECLARATION

The Board of Directors yesterday declared a quarterly cash dividend of $0.17 per share on the Company's common stock. Based on a closing price of $10.96 as of January 26, 2021, this represents an annualized dividend yield of 6.2%. The dividend is payable on February 16, 2021 to common shareholders of record as of February 6, 2021.

BALANCE SHEET SUMMARY

At December 31, 2020, total assets were $56.3 billion, up $2.7 billion or 5% compared to total assets at December 31, 2019. The year-over-year asset growth was driven by loan growth, primarily due to growth in the multi-family and specialty finance portfolios, and an increase in the balance of cash and cash equivalents, offset by a decline in the securities portfolio. Asset growth during the year was funded largely through an increase in both deposits and wholesale borrowings.

On a linked-quarter basis, total assets increased $1.4 billion or 10% annualized compared to September 30, 2020. Unlike the full-year trends, the sequential growth was driven by growth in the securities portfolio and in the level of cash and cash equivalents, while total loans increased only modestly. Our balance sheet growth during the fourth quarter was also funded by an increase in deposit balances and in the level of wholesale borrowings.

Total loans and leases held for investment increased $989.4 million or 2% to $42.9 billion compared to December 31, 2019. Loan growth was centered on two portfolios, the multi-family portfolio and the specialty finance portfolio, while the commercial real estate ("CRE") portfolio declined. On a linked-quarter basis, total loans and leases held for investment increased $54.4 million or 1% annualized compared to September 30, 2020. This was driven by growth in the multi-family portfolio, a decline in the CRE portfolio, while the specialty finance portfolio was relatively flat.

Total securities consisting primarily of available-for-sale securities declined $39.7 million or 1% to $5.8 billion compared to December 31, 2019. Throughout the first nine months of the year, the Company had refrained from adding to its securities portfolio, however, during the current fourth quarter, the Company added $1.0 billion of securities for liquidity purposes. This led to a $579.6 million or an 11% sequential increase in our available-for-sale securities portfolio.

Similarly, the level of cash balances increased on both a year-over-year and linked-quarter basis. At December 31, 2020, cash and cash equivalents totaled $1.9 billion, up $1.2 billion or 163% compared to December 31, 2019, while they increased $489.3 million or 34% compared to the level at September 30, 2020.

At December 31, 2020, deposits totaled $32.4 billion, up $779.7 million or 2% compared to December 31, 2019 and up $731.9 million or 9% annualized compared to September 30, 2020. The deposit trends throughout 2020 have been favorable as CD balances have decreased, while we have had strong growth in other categories such as savings, non-interest bearing accounts, and interest-bearing checking and money market accounts.

Looking ahead, the Company has approximately $10.0 billion of CDs which are scheduled to mature by year-end 2021 with a weighted average interest rate of 0.79%. Of this amount, approximately $4.0 billion of CDs with a weighted average interest rate of 1.07% are scheduled to mature during the first quarter of 2021.

Total borrowed funds at December 31, 2020 increased $1.5 billion or 10% to $16.1 billion compared to December 31, 2019 and rose $400.2 million or 10% annualized compared to September 30, 2020. The Company has $1.0 billion of FHLB-NY advances maturing over the course of 2021 at an average rate of 2.03%, including $325.0 million with an average rate of 2.36% that are maturing during the first quarter of 2021.

Loans

Total multi-family loans increased $1.1 billion or 3% to $32.3 billion compared to the balance at December 31, 2019. On a sequential basis, total multi-family loans rose $136.8 million or 2% annualized compared to September 30, 2020. Growth during the current fourth quarter was impacted by a higher than normal level of loans refinancing away from us, due to market conditions that favored GSE financing. However, this was offset by higher prepayment income during the quarter.

Our specialty finance portfolio continued to grow, as specialty finance loans and leases increased $439.2 million or 17% to $3.1 billion compared to the level at December 31, 2019. On a sequential basis, specialty finance loans and leases were relatively unchanged.

The CRE portfolio declined $245.4 million or 3% to $6.8 billion at December 31, 2020 and it declined $48.8 million or 3% annualized compared to September 30, 2020.

Additionally, at December 31, 2020, the Company had $117.1 million of loans held for sale, relatively unchanged compared to September 30, 2020. All of these loans are part of the Paycheck Protection Program (the "PPP"). At December 31, 2019, the Company did not have any loans designated as held for sale.

During the current fourth quarter, the average size of our multi-family loans was $6.6 million and the average size of our CRE loans was $6.7 million. Both metrics are relatively unchanged compared to the previous quarter. During the year-ago fourth quarter, the average size of our multi-family loans was $6.4 million and for CRE loans it was $6.6 million.

The weighted average life of the multi-family portfolio for the current fourth quarter was 2.3 years compared to 2.0 years for the third quarter of the year, while for the CRE portfolio it was 2.4 years compared to 2.3 years for the third quarter. During the year-ago fourth quarter, the weighted average life of the multi-family portfolio was 2.0 years and for the CRE portfolio it was 2.3 years.

Originations
For the three months ended December 31, 2020, loans and leases originated for investment totaled $3.9 billion, exceeding the third-quarter pipeline by $2.1 billion, and up 30% compared to the volumes originated during the three months ended September 30, 2020. Originations increased 17% compared to the $3.3 billion we originated for the fourth quarter of last year. During full-year 2020, the Company originated $12.9 billion, up 21% compared to the $10.6 billion of originations during full-year 2019.

Pipeline
The current pipeline stands at $1.5 billion with 61% representing new money. The current pipeline includes $1.1 billion of multi-family loans, $221 million in specialty finance loans and leases, $124 million in CRE loans, and $89 million in C&I loans.

Asset Quality

Loan Deferral Update
As previously disclosed, the majority of our full-payment loan deferrals were eligible to come off their six-month deferral period during October and November 2020. Accordingly, as of December 31, 2020, 99% or $6.0 billion of our loan deferrals have returned to payment status. At December 31, 2020, $83.6 million of full-payment deferrals currently remain on deferral and are eligible to come off of their deferral program in the first two months of this year. Additionally, certain loans, representing 6.0% of the total loan portfolio, have been modified and are currently paying interest only.

Non-Performing Assets
The Company's asset quality remained solid during the fourth quarter and reflects the underlying strength of our core loan portfolio. Non-performing assets ("NPAs") at December 31, 2020 totaled $46.1 million compared to $54.9 million at September 30, 2020, down 16%. This represents eight bp of total assets compared to 10 bp in the previous quarter. Total non-accrual mortgage loans were $17.9 million compared to $18.4 million at September 30, 2020, down 3%, while other non-accrual loans (consisting primarily of non-accrual taxi medallion-related loans) were $19.9 million compared to $26.9 million in the previous quarter, down 26%. Total repossessed assets were $8.3 million at December 31, 2020, down 13% compared to the previous quarter.

Non-performing taxi medallion-related assets totaled $25.1 million at December 31, 2020, down 22% compared to the previous quarter. Excluding the impact from non-performing taxi medallion-related assets, fourth quarter 2020 NPAs on a non-GAAP basis, would have been $21.0 million or four bp of total assets compared to $22.9 million also four bp of total assets as of third quarter 2020.

Allowance for Loan and Lease Losses
At December 31, 2020, the allowance for loan and lease losses ("ALLL") totaled $194.0 million up $5.7 million compared to September 30, 2020 and up $46.4 million compared to December 31, 2019. At December 31, 2020, the ALLL represented 513.55% of non-performing loans and 0.45% of total loans. Both the annual and quarterly increases reflect the Company's adoption of the Current Expected Credit Losses ("CECL") methodology on January 1, 2020 and also reflect a deterioration in forecasted economic conditions since the beginning of the year, arising from the COVID-19 pandemic, and the resultant estimated decreases in property values.

(in thousands)		Unfunded
	Loans and Leases	Commitments
Allowance for credit losses at December 31, 2019	$ 147,638	$ 461
CECL day 1 transition adjustment	1,911	12,529
Adjusted allowance for credit losses at January 1, 2020	149,549	12,990
2020 provision for credit losses	63,279	(1,051)
2020 net charge-offs	(18,785)	-
Allowance for credit losses at December 31, 2020	$ 194,043	$ 11,939

CAPITAL POSITION

The Company's capital position remains strong at both the holding company level and at the Bank level, as all of our regulatory capital ratios continue to exceed regulatory minimums to be classified as "Well Capitalized," the highest regulatory classification.

The table below depicts the Company's and the Bank's regulatory capital ratios at those respective periods.

	December 31,	September 30,	December 31,
	2020	2020	2019
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	9.72%	9.68%	9.91%
Tier 1 risk-based capital ratio	10.95	10.94	11.22
Total risk-based capital ratio	12.97	13.00	13.27
Leverage capital ratio	8.52	8.42	8.66
New York Community Bank
Common equity tier 1 ratio	12.18%	12.20%	12.42%
Tier 1 risk-based capital ratio	12.18	12.20	12.42
Total risk-based capital ratio	12.62	12.65	12.81
Leverage capital ratio	9.48	9.40	9.59

(1)

The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.5%; a tier one risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

EARNINGS SUMMARY FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2020

Net Interest Income

Net interest income for the three months ended December 31, 2020 increased $26.0 million or 9% compared to the three months ended September 30, 2020 and increased $65.4 million or 27% compared to the three months ended December 31, 2019. Both the quarter-over-quarter and year-over-year improvement in our net interest income were driven by a substantial decline in interest expense. Interest expense for the three months ended December 31, 2020 declined $18.3 million or 13% on a sequential basis, while on a year-over-year basis, interest expense decreased $90.3 million or 43%. The declines were primarily driven by lower funding costs, driven by lower CD rates.

Prepayment income for the three months ended December 31, 2020 totaled $20.9 million, up significantly compared to the previous quarter and up 17% compared to the year-ago quarter. Excluding the impact from prepayment income, net interest income on a non-GAAP basis would have been $287.1 million, up $16.8 million or 6% on a linked-quarter basis and up $62.4 million or 28% on a year-over-year basis.

For the twelve months ended December 31, 2020, net interest income rose $142.7 million or 15% to $1.1 billion compared to $957.4 million for the twelve months ended December 31, 2019. This improvement was also due to lower interest expense, owing to lower funding costs. Interest expense for the twelve months ended December 31, 2020 declined $239.9 million or 28% to $607.9 million.

For the twelve months ended December 31, 2020, prepayment income totaled $54.4 million, unchanged compared to the prepayment income for the twelve months ended December 31, 2019.

				December 31, 2020
	For the Three Months Ended			compared to

	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019

(in thousands)

Total interest income	$ 425,827	$ 418,049	$ 450,683	2%	-6%
Total interest expense	117,910	136,163	208,213	-13%	-43%
Net interest income	$ 307,917	$ 281,886	$ 242,470	9%	27%
Less:
Total prepayment income	20,867	11,634	17,853	79%	17%
Non-GAAP Net interest income	$ 287,050	$ 270,252	$ 224,617	6%	28%

	For the Twelve Months Ended

	December 31,	December 31,
	2020	2019	% Change

(in thousands)

Total interest income	$ 1,707,993	$ 1,805,160	-5%
Total interest expense	607,851	847,760	-28%
Net interest income	$ 1,100,142	$ 957,400	15%
Less:
Total prepayment income	54,450	54,188	0%
Non-GAAP Net interest income	$ 1,045,692	$ 903,212	16%

Net Interest Margin

Our net interest margin ("NIM") increased by double-digits again during the current fourth quarter. For the three months ended December 31, 2020, the NIM increased 18 bp to 2.47% compared to the NIM for the three months ended September 30, 2020, and it increased 43 bp compared to the three months ended December 31, 2019. The quarter-over-quarter and year-over-year improvements were driven by significantly lower funding costs. The Company's overall cost of funds decreased 18 bp to 1.06% compared to the previous quarter and 88 bp compared to the year-ago quarter.

During the current fourth quarter, our average cost of deposits declined to 0.61%, down 24 bp compared to the third quarter of 2020 and down 115 bp compared to the fourth quarter of 2019. The average cost of CDs, which was the primary driver of the lower deposit costs, was 1.04%, down 48 bp compared to the previous quarter and down 133 bp compared to the year-ago fourth quarter. Likewise, the average cost of borrowings declined five bp to 1.92% compared to the previous quarter and 41 bp compared to the year-ago quarter.

Prepayment income contributed 17 bp to this quarter's NIM, up eight bp compared to the contribution in the previous quarter and three bp compared to the year-ago quarter. Excluding the impact from prepayment income, the fourth quarter NIM, on a non-GAAP basis, would have been 2.30%, up ten bp compared to the prior quarter and up 40 bp compared to the year-ago quarter.

For the twelve months ended December 31, 2020, the NIM was 2.24%, up 22 bp compared to the twelve months ended December 31, 2019. The improvement in the full-year NIM was also due to lower funding costs. Prepayment income contributed 11 bp to the 2020 NIM and 12 bp compared to the 2019 NIM. Excluding the impact from prepayment income, the NIM for full-year 2020, on a non-GAAP basis, would have been 2.13%, up 23 bp compared to a NIM, on a non-GAAP basis of 1.90% in full-year 2019.

Provision for Credit Losses

During the current fourth quarter, the provision for credit losses was $11.0 million compared to $13.0 million in the third quarter of the year and $1.7 million in the fourth quarter of 2019. The fourth quarter provision for credit losses exceeded net charge-offs by $5.3 million. For the three months ended December 31, 2020, net charge-offs were $5.7 million or 0.01% of average loans compared to a net recovery of $901,000 in the prior quarter and net charge-offs of $3.5 million in the year-ago quarter or 0.01% of average loans.

For the twelve months December 31, 2020, the provision for credit losses totaled $62.2 million compared to $7.1 million for the twelve months ended December 31, 2019. Net charge-offs for full-year 2020 were $18.8 million or 0.04% of average loans compared to $19.3 million or 0.05% of average loans during full-year 2019.

The majority of charge-offs during both years were related to taxi medallion-related loans.

Pre-Provision Net Revenue ("PPNR") (1)

The tables below details the Company's PPNR for the periods noted.

For the three months ended December 31, 2020, PPNR totaled $189.4 million, up $22.2 million or 13% compared to the three months ended September 30, 2020 and up $55.5 million or 42% compared to the three months ended December 31, 2019.

				December 31, 2020
	For the Three Months Ended			compared to

	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019

(in thousands)

Net interest income	$ 307,917	$ 281,886	$ 242,470	9%	27%
Non-interest income	15,033	13,768	17,462	9%	-14%
Total revenues	$ 322,950	$ 295,654	$ 259,932	9%	24%
Total non-interest expense	133,568	128,508	126,097	4%	6%
Pre-provision net revenue (PPNR)	189,382	167,146	133,835	13%	42%
Provision for credit losses	11,036	13,016	1,702	-15%	548%
Income before taxes	$ 178,346	$ 154,130	$ 132,133	16%	35%
Income tax (benefit) expense	(11,318)	38,360	30,959	NM	NM
Net Income	$ 189,664	$ 115,770	$ 101,174	64%	87%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 181,457	$ 107,563	$ 92,967	69%	95%

For the twelve months ended December 31, 2020, PPNR totaled $650.0 million, up $119.6 million or 23% compared to the twelve months ended December 31, 2019.

	For the Twelve Months Ended

	December 31,	December 31,
	2020	2019	% Change

(in thousands)

Net interest income	$ 1,100,142	$ 957,400	15%
Non-interest income	61,080	84,230	-27%
Total revenues	$ 1,161,222	$ 1,041,630	11%
Total non-interest expense	511,190	511,218	0%
Pre-provision net revenue (PPNR)	650,032	530,412	23%
Provision for credit losses	62,228	7,105	776%
Income before taxes	$ 587,804	$ 523,307	12%
Income tax (benefit) expense	76,695	128,264	-40%
Net Income	$ 511,109	$ 395,043	29%
Preferred stock dividends	32,828	32,828	0%
Net income available to common shareholders	$ 478,281	$ 362,215	32%

Non-Interest Income

For the three months ended December 31, 2020, total non-interest income was $15.0 million compared to $13.8 million in the third quarter of 2020 and $17.5 million in the year-ago fourth quarter, up 9% and down 14%, respectively. Compared to the previous quarter, fourth quarter 2020 reflects an improvement in fee income, driven by a continued rebound in retail banking fees and a higher level of other income.

For the twelve months ended December 31, 2020, total non-interest income declined 27% to $61.1 million compared to $84.2 million for the twelve months ended December 31, 2019. The decline is primarily due to lower retail banking fee income, as the Company waived certain fees for its customers as a result of the COVID-19 pandemic. Additionally, the full-year 2019 amount includes net gains on securities of $7.7 million compared to $1.3 million during full-year 2020. Also, during 2019, the Company recorded a $7.9 million gain on sale of a branch property in Florida, compared to no such gain in 2020. This was partially offset by an increase in BOLI income.

Non-Interest Expense

For the three months ended December 31, 2020, non-interest expenses totaled $133.6 million, up $5.1 million or 4% compared to the prior quarter and up $7.5 million or 6% compared to the year-ago quarter. The majority of the increase was in the general and administrative category and was due to the following factors: an increase in our FDIC deposit insurance assessment driven by a downgrade in our internal loan ratings and the write down of the value of taxi medallions that we hold as repossessed assets.

For the twelve months ended December 31, 2020, total non-interest expenses were $511.2 million, unchanged compared to the amount reported for the twelve months ended December 31, 2019. Included in the full-year 2020 amount is a $4.4 million lease termination benefit, while the full-year 2019 amount included certain items related to severance and branch rationalization totaling $10.4 million.

The efficiency ratio for the current fourth quarter was 41.36%, down compared to 43.47% in the previous quarter and to the 48.51% in the prior year's fourth quarter. For the twelve months ended December 31, 2020, the efficiency ratio was 44.02% compared to 49.08% for the twelve months ended December 31, 2019.

Income Taxes

During the current fourth quarter, the Company recorded an income tax benefit of $11.3 million compared to income tax expense of $38.4 million during the third quarter of the year and $31.0 million during the fourth quarter of 2019. The current fourth quarter amount includes a tax benefit of $55.3 million. This benefit reflects all remaining income tax impacts arising from the CARES Act. We do not anticipate any remaining tax impacts due to the CARES Act after the current quarter. The effective tax rate for the quarter was (6.35)%. Excluding the impact of the CARES Act benefit, the effective tax rate on a non-GAAP basis was 24.67% compared to 24.89% in the previous quarter and compared to 23.43% in the year-ago quarter.

For the twelve months ended December 31, 2020, income tax expense totaled $76.7 million compared to $128.3 million for the twelve months ended December 31, 2019. In addition to the tax benefit recorded during the current quarter, the year-to-date income tax expense includes a $13.1 million tax benefit recorded in the first quarter of 2020, related to the Company's tax loss carryback as provided by certain tax provisions for corporations under the CARES Act. Excluding the impact of these tax benefits, the effective tax rate in 2020 on a non-GAAP basis was 24.69% compared to 24.51% in 2019.

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank. At December 31, 2020, the Company reported assets of $56.3 billion, loans of $42.9 billion, deposits of $32.4 billion, and stockholders' equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, the Company operates 236 branches through eight local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, and Atlantic Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona.

Post-Earnings Release Conference Call
The Company will host a conference call on Wednesday, January 27, 2021, at 8:30 a.m. (Eastern Time) to discuss its fourth quarter 2020 performance. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for "New York Community Bancorp" or "NYCB." A replay will be available approximately three hours following completion of the call through 11:59 p.m. on January 31, 2021 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13714381. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on February 24, 2021.

Cautionary Statements Regarding Forward-Looking Information
This earnings release and the associated conference call may include forward–looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward–looking statements are typically identified by such words as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "should," and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward–looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward–looking statements. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward–looking statements are subject to the following principal risks and uncertainties: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligation, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non–financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; the impact of recently adopted accounting pronouncements; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10–K for the year ended December 31, 2019 and in other SEC reports we file. Our forward–looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC's website, www.sec.gov.

Investor/Media Contact:	Salvatore J. DiMartino
(516) 683-4286

- Financial Statements and Highlights Follow

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	December 31,	December 31,
	2020	2019
	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,947,931	$ 741,870
Securities:
Available-for-sale	5,813,333	5,853,057
Equity investments with readily
determinable fair values, at fair value	31,576	32,830
Total securities	5,844,909	5,885,887
Loans held for sale	117,136	-
Mortgage loans held for investment:
Multi-family	32,261,123	31,182,079
Commercial real estate	6,839,075	7,084,499
One-to-four family	236,267	380,684
Acquisition, development, and construction	89,721	200,464
Total mortgage loans held for investment	39,426,186	38,847,726
Other loans and leases held for investment:
Specialty Finance	3,056,463	2,617,304
Commercial and industrial	394,404	420,993
Other loans	6,545	8,132
Total other loans and leases held for investment	3,457,412	3,046,429
Total loans and leases held for investment	42,883,598	41,894,155
Less: Allowance for loan and lease losses	(194,043)	(147,638)
Total loans and leases, net	42,806,691	41,746,517
Federal Home Loan Bank stock, at cost	714,005	647,562
Premises and equipment, net	287,447	312,626
Operating lease right-of-use assets	266,864	286,194
Goodwill	2,426,379	2,426,379
Other assets	2,011,894	1,593,786
Total assets	$ 56,306,120	$ 53,640,821
Liabilities and Shareholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 12,610,073	$ 10,230,144
Savings accounts	6,415,608	4,780,007
Certificates of deposit	10,330,680	14,214,858
Non-interest-bearing accounts	3,080,452	2,432,123
Total deposits	32,436,813	31,657,132
Borrowed funds:
Wholesale borrowings	15,427,661	13,902,661
Junior subordinated debentures	360,259	359,866
Subordinated notes	295,624	295,066
Total borrowed funds	16,083,544	14,557,593
Operating lease liabilities	266,846	285,991
Other liabilities	677,273	428,411
Total liabilities	49,464,476	46,929,127
Shareholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070 and 490,439,070
shares issued; and 463,901,808 and 467,346,781 shares outstanding, respectively)	4,904	4,904
Paid-in capital in excess of par	6,122,690	6,115,487
Retained earnings	494,229	342,023
Treasury stock, at cost (26,537,262 and 23,092,289 shares, respectively)	(257,541)	(220,717)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	66,880	25,440
Pension and post-retirement obligations, net of tax	(59,345)	(59,136)
Net unrealized (loss) gain on cash flow hedges, net of tax	(33,013)	853
Total accumulated other comprehensive loss, net of tax	(25,478)	(32,843)
Total shareholders' equity	6,841,644	6,711,694
Total liabilities and shareholders' equity	$ 56,306,120	$ 53,640,821

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 388,082	$ 380,337	$ 393,660	$ 1,542,215	$ 1,553,004
Securities and money market investments	37,745	37,712	57,023	165,778	252,156
Total interest income	425,827	418,049	450,683	1,707,993	1,805,160

Interest Expense:
Interest-bearing checking and money market accounts	8,988	9,328	33,951	56,939	174,347
Savings accounts	6,915	7,593	9,435	31,650	35,705
Certificates of deposit	28,143	44,481	84,874	217,413	320,234
Borrowed funds	73,864	74,761	79,953	301,849	317,474
Total interest expense	117,910	136,163	208,213	607,851	847,760
Net interest income	307,917	281,886	242,470	1,100,142	957,400
Provision for credit losses	11,036	13,016	1,702	62,228	7,105
Net interest income after provision for credit losses	296,881	268,870	240,768	1,037,914	950,295

Non-Interest Income:
Fee income	6,045	5,240	7,002	22,026	29,297
Bank-owned life insurance	7,292	7,566	8,118	31,750	28,363
Net gains (losses) on securities	128	(284)	(30)	1,265	7,725
Other income	1,568	1,246	2,372	6,039	18,845
Total non-interest income	15,033	13,768	17,462	61,080	84,230

Non-Interest Expense:
Operating expenses:
Compensation and benefits	72,576	73,182	72,525	300,914	301,697
Occupancy and equipment	22,876	23,960	22,575	85,887	89,174
General and administrative	38,116	31,366	30,997	124,389	120,347
Total non-interest expense	133,568	128,508	126,097	511,190	511,218
Income before income taxes	178,346	154,130	132,133	587,804	523,307
Income tax (benefit) expense	(11,318)	38,360	30,959	76,695	128,264
Net Income	189,664	115,770	101,174	511,109	395,043
Preferred stock dividends	8,207	8,207	8,207	32,828	32,828
Net income available to common shareholders	$ 181,457	$ 107,563	$ 92,967	$ 478,281	$ 362,215

Basic earnings per common share	$ 0.39	$ 0.23	$ 0.20	$ 1.02	$ 0.77
Diluted earnings per common share	$ 0.39	$ 0.23	$ 0.20	$ 1.02	$ 0.77

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders' equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), tangible stockholders' equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management's belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

  Tangible stockholders' equity is an important indication of the Company's ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
  Returns on average tangible assets and average tangible stockholders' equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company's peers.
  Tangible book value per share and the ratio of tangible stockholders' equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders' equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders' equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders' equity and tangible common stockholders' equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the periods indicated:

	At or for the			At or for the
		Three Months Ended		Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands)	2020	2020	2019	2020	2019
Total Shareholders' Equity	$ 6,841,644	$ 6,734,730	$ 6,711,694	$ 6,841,644	$ 6,711,694
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)
Preferred stock	(502,840)	(502,840)	(502,840)	(502,840)	(502,840)
Tangible common shareholders' equity	$ 3,912,425	$ 3,805,511	$ 3,782,475	$ 3,912,425	$ 3,782,475

Total Assets	$ 56,306,120	$ 54,931,755	$ 53,640,821	$ 56,306,120	$ 53,640,821
Less: Goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)
Tangible assets	$ 53,879,741	$ 52,505,376	$ 51,214,442	$ 53,879,741	$ 51,214,442

Average Common Shareholders' Equity	$ 6,258,720	$ 6,219,783	$ 6,187,536	$ 6,205,286	$ 6,161,146
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,428,703)
Average tangible common shareholders' equity	$ 3,832,341	$ 3,793,404	$ 3,761,157	$ 3,778,907	$ 3,732,443

Average Assets	$ 54,959,914	$ 54,269,399	$ 52,477,691	$ 54,109,037	$ 52,109,095
Less: Average goodwill	(2,426,379)	(2,426,379)	(2,426,379)	(2,426,379)	(2,428,703)
Average tangible assets	$ 52,533,535	$ 51,843,020	$ 50,051,312	$ 51,682,658	$ 49,680,392

Net Income Available to Common Shareholders	$ 181,457	$ 107,563	$ 92,967	$ 478,281	$ 362,215

GAAP MEASURES:
Return on average assets (1)	1.38%	0.85%	0.77%	0.94%	0.76%
Return on average common shareholders' equity (2)	11.60	6.92	6.01	7.71	5.88
Book value per common share	$ 13.66	$ 13.43	$ 13.29	$ 13.66	$ 13.29
Common shareholders' equity to total assets	11.26	11.34	11.57	11.26	11.57

NON-GAAP MEASURES:
Return on average tangible assets (1)	1.44%	0.89%	0.81%	0.99%	0.80%
Return on average tangible common shareholders' equity (2)	18.94	11.34	9.89	12.66	9.70
Tangible book value per common share	$ 8.43	$ 8.20	$ 8.09	$ 8.43	$ 8.09
Tangible common shareholders' equity to tangible assets	7.26	7.25	7.39	7.26	7.39

(1)

To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we divide net income by average tangible assets recorded during that period.

(2)

To calculate return on average common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders' equity recorded during that period. To calculate return on average tangible common stockholders' equity for a period, we divide net income available to common shareholders generated during that period by average tangible common stockholders' equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

	For the Three Months Ended
	December 31, 2020				September 30, 2020				December 31, 2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans and leases, net	$ 42,436,104	$ 388,082	3.66%		$ 42,302,113	$ 380,337	3.60%		$ 40,670,220	$ 393,660	3.87%
Securities	5,847,981	37,082	2.54		5,747,423	37,398	2.60		6,409,279	54,434	3.39
Interest-earning cash and cash equivalents	1,682,947	663	0.16		1,224,114	314	0.10		611,176	2,589	1.68
Total interest-earning assets	49,967,032	425,827	3.41		49,273,650	418,049	3.39		47,690,675	450,683	3.78
Non-interest-earning assets	4,992,882				4,995,749				4,787,016
Total assets	$ 54,959,914				$ 54,269,399				$ 52,477,691
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts
	$ 12,004,197	$ 8,988	0.30%		$ 11,231,509	$ 9,328	0.33%		$ 9,857,399	$ 33,951	1.37%
Savings accounts	6,145,526	6,915	0.45		5,755,035	7,593	0.52		4,800,951	9,435	0.78
Certificates of deposit	10,765,843	28,143	1.04		11,654,094	44,481	1.52		14,200,266	84,874	2.37
Total interest-bearing deposits	28,915,566	44,046	0.61		28,640,638	61,402	0.85		28,858,616	128,260	1.76
Borrowed funds	15,342,541	73,864	1.92		15,138,875	74,761	1.97		13,645,755	79,953	2.33
Total interest-bearing liabilities	44,258,107	117,910	1.06		43,779,513	136,163	1.24		42,504,371	208,213	1.94
Non-interest-bearing deposits	3,221,558				2,992,018				2,683,164
Other liabilities	718,689				775,245				599,780
Total liabilities	48,198,354				47,546,776				45,787,315
Stockholders' equity	6,761,560				6,722,623				6,690,376
Total liabilities and shareholders' equity	$ 54,959,914				$ 54,269,399				$ 52,477,691
Net interest income/interest rate spread		$ 307,917	2.35%			$ 281,886	2.15%			$ 242,470	1.84%
Net interest margin			2.47%				2.29%				2.04%
Ratio of interest-earning assets to interest-bearing liabilities
			1.13	x			1.13	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

	For the Twelve Months Ended December 31,
	2020				2019
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
(dollars in thousands)
Assets:
Interest-earning assets:
Mortgage and other loans, net	$ 42,027,435	$ 1,542,215	3.67%		$ 40,384,573	$ 1,553,004	3.85%
Securities	5,964,896	162,729	2.73		6,329,898	235,596	3.72
Interest-earning cash and cash equivalents	1,108,446	3,049	0.28		744,204	16,560	2.23
Total interest-earning assets	49,100,777	1,707,993	3.48		47,458,675	1,805,160	3.80
Non-interest-earning assets	5,008,260				4,650,420
Total assets	$ 54,109,037				$ 52,109,095
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
Interest-bearing checking and money market accounts
	$ 10,965,099	$ 56,939	0.52%		$ 10,597,285	$ 174,347	1.65%
Savings accounts	5,519,963	31,650	0.57		4,737,423	35,705	0.75
Certificates of deposit	12,412,183	217,413	1.75		13,532,036	320,234	2.37
Total interest-bearing deposits	28,897,245	306,002	1.06		28,866,744	530,286	1.84
Borrowed funds	14,833,142	301,849	2.03		13,393,837	317,474	2.37
Total interest-bearing liabilities	43,730,387	607,851	1.39		42,260,581	847,760	2.01
Non-interest-bearing deposits	2,956,563				2,588,040
Other liabilities	713,961				596,488
Total liabilities	47,400,911				45,445,109
Shareholders' equity	6,708,126				6,663,986
Total liabilities and shareholders' equity	$ 54,109,037				$ 52,109,095
Net interest income/interest rate spread		$ 1,100,142	2.09%			$ 957,400	1.79%
Net interest margin			2.24%				2.02%
Ratio of interest-earning assets to interest-bearing liabilities
			1.12	x			1.12	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in thousands except share and per share data)	2020	2020	2019	2020	2019
PROFITABILITY MEASURES:
Net income	$ 189,664	$ 115,770	$ 101,174	$ 511,109	$ 395,043
Net income available to common shareholders	181,457	107,563	92,967	478,281	362,215
Basic earnings per common share	0.39	0.23	0.20	1.02	0.77
Diluted earnings per common share	0.39	0.23	0.20	1.02	0.77
Return on average assets	1.38%	0.85%	0.77%	0.94%	0.76%
Return on average tangible assets (1)	1.44	0.89	0.81	0.99	0.80
Return on average common shareholders' equity	11.60	6.92	6.01	7.71	5.88
Return on average tangible common shareholders'
equity (1)	18.94	11.34	9.89	12.66	9.70
Efficiency ratio (2)	41.36	43.47	48.51	44.02	49.08
Operating expenses to average assets	0.97	0.95	0.96	0.94	0.98
Interest rate spread	2.35	2.15	1.84	2.09	1.79
Net interest margin	2.47	2.29	2.04	2.24	2.02
Effective tax rate	(6.35)	24.89	23.43	13.05	24.51
Shares used for basic common EPS computation	461,731,565	461,780,959	465,319,591	462,605,341	465,380,010
Shares used for diluted common EPS computation	462,592,213	462,645,814	465,738,265	463,281,402	465,663,332
Common shares outstanding at the respective
period-ends	463,901,808	463,904,084	467,346,781	463,901,808	467,346,781

(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	December 31,	September 30,	December 31,
	2020	2020	2019
CAPITAL MEASURES:
Book value per common share	$ 13.66	$ 13.43	$ 13.29
Tangible book value per common share (1)	8.43	8.20	8.09
Common shareholders' equity to total assets	11.26%	11.34%	11.57%
Tangible common shareholders' equity to tangible assets (1)	7.26	7.25	7.39

(1) See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION				December 31, 2020
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)
(in thousands, except share data)
Assets
Cash and cash equivalents	$ 1,947,931	$ 1,458,641	$ 741,870	34%	163%
Securities:
Available-for-sale	5,813,333	5,233,744	5,853,057	11%	-1%
Equity investments with readily
determinable fair values, at fair value	31,576	31,448	32,830	0%	-4%
Total securities	5,844,909	5,265,192	5,885,887	11%	-1%
Loans held for sale	117,136	117,272	-	0%	NM
Mortgage loans held for investment:
Multi-family	32,261,123	32,124,324	31,182,079	0%	3%
Commercial real estate	6,839,075	6,887,918	7,084,499	-1%	-3%
One-to-four family	236,267	274,387	380,684	-14%	-38%
Acquisition, development, and construction	89,721	85,902	200,464	4%	-55%
Total mortgage loans held for investment	39,426,186	39,372,531	38,847,726	0%	1%
Other loans and leases held for investment:
Specialty Finance	3,056,463	3,055,896	2,617,304	0%	17%
Commercial and industrial	394,404	394,305	420,993	0%	-6%
Other loans	6,545	6,487	8,132	1%	-20%
Total other loans and leases held for investment	3,457,412	3,456,688	3,046,429	0%	13%
Total loans and leases held for investment	42,883,598	42,829,219	41,894,155	0%	2%
Less: Allowance for loan and lease losses	(194,043)	(188,307)	(147,638)	3%	31%
Total loans and leases, net	42,806,691	42,758,184	41,746,517	0%	3%
Federal Home Loan Bank stock, at cost	714,005	697,483	647,562	2%	10%
Premises and equipment, net	287,447	289,788	312,626	-1%	-8%
Operating lease right-of-use assets	266,864	271,515	286,194	-2%	-7%
Goodwill	2,426,379	2,426,379	2,426,379	0%	0%
Other assets	2,011,894	1,764,573	1,593,786	14%	26%
Total assets	$ 56,306,120	$ 54,931,755	$ 53,640,821	3%	5%
Liabilities and Shareholders' Equity
Deposits:
Interest-bearing checking and money market accounts	$ 12,610,073	$ 11,693,982	$ 10,230,144	8%	23%
Savings accounts	6,415,608	5,964,981	4,780,007	8%	34%
Certificates of deposit	10,330,680	10,990,080	14,214,858	-6%	-27%
Non-interest-bearing accounts	3,080,452	3,055,898	2,432,123	1%	27%
Total deposits	32,436,813	31,704,941	31,657,132	2%	2%
Borrowed funds:
Wholesale borrowings	15,427,661	15,027,661	13,902,661	3%	11%
Junior subordinated debentures	360,259	360,157	359,866	0%	0%
Subordinated notes	295,624	295,485	295,066	0%	0%
Total borrowed funds	16,083,544	15,683,303	14,557,593	3%	10%
Operating lease liabilities	266,846	271,499	285,991	-2%	-7%
Other liabilities	677,273	537,282	428,411	26%	58%
Total liabilities	49,464,476	48,197,025	46,929,127	3%	5%
Shareholders' equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	502,840	502,840	0%	0%
Common stock at par $0.01 (900,000,000 shares authorized; 490,439,070; 490,439,070;
and 490,439,070 shares issued; and 463,901,808; 463,904,084; and 467,346,781	4,904	4,904	4,904	0%	0%
shares outstanding, respectively)
Paid-in capital in excess of par	6,122,690	6,117,902	6,115,487	0%	0%
Retained earnings	494,229	391,528	342,023	26%	45%
Treasury stock, at cost (26,537,262; 26,534,986 and 23,092,289 shares, respectively)	(257,541)	(257,521)	(220,717)	0%	17%
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	66,880	67,755	25,440	-1%	163%
Pension and post-retirement obligations, net of tax	(59,345)	(55,137)	(59,136)	8%	0%
Net unrealized (loss) gain on cash flow hedges, net of tax	(33,013)	(37,541)	853	-12%	NM
Total accumulated other comprehensive loss, net of tax	(25,478)	(24,923)	(32,843)	2%	-22%
Total shareholders' equity	6,841,644	6,734,730	6,711,694	2%	2%
Total liabilities and shareholders' equity	$ 56,306,120	$ 54,931,755	$ 53,640,821	3%	5%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)
(unaudited)

				December 31, 2020
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019

(in thousands, except per share data)
Interest Income:
Loans and leases	$ 388,082	$ 380,337	$ 393,660	2%	-1%
Securities and money market investments	37,745	37,712	57,023	0%	-34%
Total interest income	425,827	418,049	450,683	2%	-6%

Interest Expense:
Interest-bearing checking and money market accounts	8,988	9,328	33,951	-4%	-74%
Savings accounts	6,915	7,593	9,435	-9%	-27%
Certificates of deposit	28,143	44,481	84,874	-37%	-67%
Borrowed funds	73,864	74,761	79,953	-1%	-8%
Total interest expense	117,910	136,163	208,213	-13%	-43%
Net interest income	307,917	281,886	242,470	9%	27%
Provision for credit losses	11,036	13,016	1,702	-15%	548%
Net interest income after provision for credit losses	296,881	268,870	240,768	10%	23%

Non-Interest Income:
Fee income	6,045	5,240	7,002	15%	-14%
Bank-owned life insurance	7,292	7,566	8,118	-4%	-10%
Net (losses) gains on securities	128	(284)	(30)	-145%	-527%
Other income	1,568	1,246	2,372	26%	-34%
Total non-interest income	15,033	13,768	17,462	9%	-14%

Non-Interest Expense:
Operating expenses:
Compensation and benefits	72,576	73,182	72,525	-1%	0%
Occupancy and equipment	22,876	23,960	22,575	-5%	1%
General and administrative	38,116	31,366	30,997	22%	23%
Total non-interest expense	133,568	128,508	126,097	4%	6%
Income before income taxes	178,346	154,130	132,133	16%	35%
Income tax (benefit) expense	(11,318)	38,360	30,959	-130%	-137%
Net Income	189,664	115,770	101,174	64%	87%
Preferred stock dividends	8,207	8,207	8,207	0%	0%
Net income available to common shareholders	$ 181,457	$ 107,563	$ 92,967	69%	95%

Basic earnings per common share	$ 0.39	$ 0.23	$ 0.20	70%	95%
Diluted earnings per common share	$ 0.39	$ 0.23	$ 0.20	70%	95%
Dividends per common share	$ 0.17	$ 0.17	$ 0.17	0%	0%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

While net income, net income available to common shareholders and diluted earnings per common shares are financial measures that are recorded in accordance with U.S. generally accepted accounting principles ("GAAP"), related measures that result from reducing the impact of the CARES Act tax benefit are not. Nevertheless, it is management's belief that these non-GAAP measures better reflect management's view of the Company's operating results and should be disclosed in our earnings releases and other investor communications to provide additional useful information that allows readers to evaluate the ongoing performance of the Company.

The table below reflects the impact of the CARES Act tax benefit on our financial results for the periods indicated:

	For the Three	For the Twelve
	Months Ended	Months Ended
	December 31,	December 31,
	2020	2020
Net income- GAAP	$ 189,664	$ 511,109
Income tax benefit related to the CARES Act	(55,311)	(68,411)
Net income- non-GAAP	134,353	442,698
Preferred stock dividends	8,207	32,828
Net income available to common shareholders- non-GAAP	$ 126,146	$ 409,870

Diluted earnings per common share- GAAP	$ 0.39	$ 1.02
Diluted earnings per common share- non-GAAP	$ 0.27	$ 0.87

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following tables summarize the contribution of loan and securities prepayment income on the Company's interest income and net interest margin for the periods indicated.

	For the Three Months Ended						December 31, 2020 compared to
	December 31,		September 30,		December 31,		September 30,		December 31,
	2020		2020		2019		2020		2019
(dollars in thousands)

Total Interest Income	$425,827		$418,049		$450,683		2%		-6%

Prepayment Income:
Loans	$19,530		$11,279		$15,422		73%		27%
Securities	1,337		355		2,431		277%		-45%
Total prepayment income	$20,867		$11,634		$17,853		79%		17%

GAAP Net Interest Margin	2.47%		2.29%		2.04%		18	bp	43	bp
Less:
Prepayment income from loans	16	bp	9	bp	12	bp	7	bp	4	bp
Prepayment income from securities	1		-		2		1	bp	-1	bp
Total prepayment income contribution
to net interest margin	17	bp	9	bp	14	bp	8	bp	3	bp

Adjusted Net Interest Margin (non-GAAP)	2.30%		2.20%		1.90%		10	bp	40	bp

	For the Twelve Months Ended
	December 31,		December 31,
	2020		2019		Change (%)
(dollars in thousands)

Total Interest Income	$1,707,993		$1,805,160		-5%

Prepayment Income:
Loans	$52,096		$48,884		7%
Securities	2,354		5,304		-56%
Total prepayment income	$54,450		$54,188		0%

GAAP Net Interest Margin	2.24%		2.02%		22	bp
Less:
Prepayment income from loans	11	bp	11	bp	0	bp
Prepayment income from securities	-		1		-1	bp
Total prepayment income contribution
to net interest margin	11	bp	12	bp	-1	bp

Adjusted Net Interest Margin (non-GAAP)	2.13%		1.90%		23	bp

While our net interest margin, including the contribution of prepayment income is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

  Adjusted net interest margin gives investors a better understanding of the effect of prepayment income and other items on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.
  Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

LOANS ORIGINATED FOR INVESTMENT
(unaudited)
				December 31, 2020
	For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$2,776,301	$2,104,809	$1,991,636	32%	39%
Commercial real estate	507,031	169,536	326,834	199%	55%
One-to-four family residential	12,972	-	77,321	NM	-83%
Acquisition, development, and construction	10,347	19,309	33,173	-46%	-69%
Total mortgage loans originated for investment	3,306,651	2,293,654	2,428,964	44%	36%

Other Loans Originated for Investment:
Specialty Finance	447,086	589,970	799,163	-24%	-44%
Other commercial and industrial	120,449	93,023	88,672	29%	36%
Other	1,402	845	707	66%	98%
Total other loans originated for investment	568,937	683,838	888,542	-17%	-36%
Total Loans Originated for Investment	$3,875,588	$2,977,492	$3,317,506	30%	17%

	For the Twelve Months Ended
	December 31,	December 31,
	2020	2019	Change (%)
(in thousands)
Mortgage Loans Originated for Investment:
Multi-family	$8,711,586	$5,981,700	46%
Commercial real estate	958,193	1,226,272	-22%
One-to-four family residential	58,258	102,829	-43%
Acquisition, development, and construction	35,099	91,400	-62%
Total mortgage loans originated for investment	9,763,136	7,402,201	32%

Other Loans Originated for Investment:
Specialty Finance	2,694,459	2,799,962	-4%
Other commercial and industrial	393,035	391,702	0%
Other	3,998	4,200	-5%
Total other loans originated for investment	3,091,492	3,195,864	-3%
Total Loans Originated for Investment	$12,854,628	$10,598,065	21%

The following table provides certain information about the Company's multi-family and CRE loan portfolios at the respective dates:

				December 31, 2020
	At or For the Three Months Ended			compared to
	December 31,	September 30,	December 31,	September 30,		December 31,
	2020	2020	2019	2020		2019
(in thousands)
Multi-Family Loan Portfolio:
Loans outstanding	$32,261,123	$32,124,324	$31,182,079	0%		3%
Percent of total held-for-investment loans	75.2%	75.0%	74.4%	22	bp	83	bp
Average principal balance	$6,554	$6,569	$6,381	0%		3%
Weighted average life (in years)	2.3	2.0	2.0	15%		15%

Commercial Real Estate Loan Portfolio:
Loans outstanding	$6,839,075	$6,887,918	$7,084,499	-1%		-3%
Percent of total held-for-investment loans	15.9%	16.1%	16.9%	-13	bp	-95	bp
Average principal balance	$6,716	$6,653	$6,564	1%		2%
Weighted average life (in years)	2.4	2.3	2.3	4%		4%

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

ASSET QUALITY SUMMARY
(unaudited)

The following table presents the Company's non-performing loans and assets at the respective dates:

				December 31, 2020
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
(in thousands)	2020	2020	2019	2020	2019
Non-Performing Assets:
Non-accrual mortgage loans:
Multi-family	$ 4,068	$ 4,068	$ 5,407	0%	-25%
Commercial real estate	12,142	12,673	14,830	-4%	-18%
One-to-four family residential	1,696	1,706	1,730	-1%	-2%
Acquisition, development, and construction	-	-	-	NM	NM
Total non-accrual mortgage loans	17,906	18,447	21,967	-3%	-18%
Other non-accrual loans (1)	19,879	26,904	39,276	-26%	-49%
Total non-performing loans	37,785	45,351	61,243	-17%	-38%
Repossessed assets (2)	8,318	9,526	12,268	-13%	-32%
Total non-performing assets	$ 46,103	$ 54,877	$ 73,511	-16%	-37%

(1) Includes $18.6 million, $24.4 million and $30.4 million of non-accrual taxi medallion-related loans at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

(2) Includes $6.5 million, $7.6 million and $10.3 million of repossessed taxi medallions at December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

The following table presents the Company's asset quality measures at the respective dates:

	December 31,	September 30,	December 31,
	2020	2020	2019

Non-performing loans to total loans	0.09%	0.11%	0.15%

Non-performing assets to total assets	0.08	0.10	0.14

Allowance for losses on loans to non-performing loans	513.55	415.22	241.07

Allowance for losses on loans to total loans	0.45	0.44	0.35

The following table presents the Company's loans 30 to 89 days past due at the respective dates:

				December 31, 2020
				compared to
	December 31,	September 30,	December 31,	September 30,	December 31,
	2020	2020	2019	2020	2019
(in thousands)
Loans 30 to 89 Days Past Due:
Multi-family	$ 4,091	$ 378	$ 1,131	982%	262%
Commercial real estate	9,989	2,617	2,545	282%	292%
One-to-four family residential	1,575	2,078	-	-24%	NM
Acquisition, development, and construction	-	-	-	NM	NM
Other (1)	3	56	44	-95%	-93%
Total loans 30 to 89 days past due	$ 15,658	$ 5,129	$ 3,720	205%	321%

(1) Does not include any taxi medallion loans at the respective dates.

NEW YORK COMMUNITY BANCORP, INC.
SUPPLEMENTAL FINANCIAL INFORMATION (continued)

The following table summarizes the Company's net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
(in thousands)
Charge-offs:
Multi-family	$ -	$ -	$ 222	$ -	$ 659
Commercial real estate	1,870	-	-	1,870	-
One-to-four family residential	-	2	5	2	954
Acquisition, development, and construction	-	-	-	-	-
Other (1)	4,908	1,075	3,684	20,306	18,694
Total charge-offs	$ 6,778	$ 1,077	$ 3,911	$ 22,178	$ 20,307

Recoveries:
Multi-family	$ -	$ (755)	$ -	$ (755)	$ -
Commercial real estate	(354)	-	-	(354)	-
One-to-four family residential	-	-	-	-	-
Acquisition, development, and construction	(1)	(2)	(18)	(63)	(61)
Other (1)	(717)	(1,221)	(397)	(2,221)	(959)
Total recoveries	(1,072)	(1,978)	(415)	(3,393)	(1,020)

Net charge-offs	$ 5,706	$ (901)	$ 3,496	$ 18,785	$ 19,287

Net charge-offs to average loans (2)	0.01%	0.00%	0.01%	0.04%	0.05%

(1) Includes taxi medallion loans of $3.3 million, $(1.2) million, and $3.4 million, respectively, for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019 and $11.9 million and $10.2 million, respectively, for the twelve months ended December 31, 2020 and 2019.

(2) Three months ended presented on a non-annualized basis.